Exhibit 10(n)(ii)


                     IDAHO POWER COMPANY

                2001 EXECUTIVE INCENTIVE PLAN


PURPOSE

The purpose of the Idaho Power Company Executive Incentive Plan (the "Plan") is to reinforce the goals for Idaho Power Company (the "Company") for profitable growth and continuation of a sound overall financial condition by providing incentive compensation opportunities to selected key employees. The Plan is intended to:

     Attract, retain, and motivate key employees.

     Relate   Compensation  to  performance  and   financial
     results.

     Shift a portion of compensation from fixed to a variable form.


ADMINISTRATION

The Chief Executive Officer (CEO) of Idaho Power Company has authority to:

     Recommend Plan Participants

     Recommend target amounts for Plan Participants

     Recommend the Company and Subsidiary annual goals which will be the basis of Plan awards.

The   Board   of   Directors  Compensation  Committee   (the
"Committee") will review the recommendations of the CEO, make any alterations deemed appropriate, and then make its recommendations to the full Board.

The Idaho Power Company Board of directors (the "Board") will determine and approve annual awards for the CEO and Officers, and will be informed of and approve targets and awards for the other Plan Participants.

All actions, determinations, and decisions made by the Board will be final, conclusive, and binding upon all parties concerned. The Board has full authority to interpret, change, amend, or discontinue the Plan in part or as a whole at any time and without prior notice. No member of the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

PARTICIPATION

Annually, and as soon after January 1 of the Plan year as practical, the CEO of the Company, in conjunction with the Office of the CEO will review with the Committee, after which the Committee will submit to the Board the list of executives for participation in the Plan for that plan year. Employees recommended should be in a position with the Company or a subsidiary to directly and materially affect revenues, profits or losses, or operating efficiencies of the Company. Employees will be notified of their participation in the Plan and will be provided a copy of the performance measures and other criteria for award determination.

Employees may become eligible to participate in the Plan by virtue of promotion or new hire following the initial eligibility designation, but no later than June 30 of the Plan year. In such case, award determination will be made on a pro-rata basis as recommended by the CEO and Committee and approved by the Board.

An employee who retires, dies, or becomes disabled after he becomes a participant shall be eligible to receive an incentive award. An employee who terminates employment for reasons other than retirement, death, or disability after he becomes a participant shall not be eligible to receive an incentive award.

Participants  in  this Plan shall not be  eligible  for  any
payments   made  under  the  Idaho  Power  Company  Employee
Incentive Plan.

The   participants  and  their  respective  incentive  award
potentials for the current plan year are listed in  Appendix
A.


DETERMINATION OF INCENTIVE AWARDS

Incentive awards will be based upon corporate and, where appropriate, subsidiary performance measures as described in Appendix B.

The amount of incentive to be awarded each participant will be calculated by multiplying an incentive percentage by the salary of each participant. For participants who are active employees on December 31 of the year for which the incentives are awarded, the salary shall be the annual rate of base salary in effect on December 1 exclusive of any amounts earned under any incentive, bonus or benefit plans. For participants who retire, die, become disabled, commence an approved leave of absence, or receive a base pay increase during the year, the salary shall be the total base salary paid during the year exclusive of any amounts earned under any incentive, bonus, or benefit plans.

OTHER CONDITIONS

For   purposes  of  the  preceding  section,  the  following
conditions also apply:

1. The TARGET amount shall be the approved budget after adjustment for extraordinary items, if any, mutually agreed upon by the appropriate management. The TARGET
goals from the current budget are shown in   Appendix B.

2.    The  Plan assumes that a minimum of 90% of the  TARGET
must   be   achieved     before  any  bonus  percentage   is
calculated  or becomes payable for that  particular  TARGET.
This level is the THRESHOLD.

3.   The Plan assumes that performance achievement above the
TARGET will be      rewarded up to a maximum level equal  to
200% times TARGET.

4.    Performance between Threshold and Maximum is  measured
in  steps, or tiers,      and no proration of incentive will
occur between separate tiers.

5. The Plan assumes that payout of any award will occur only if payment is made under the Idaho Power Company Employee Incentive Plan. Furthermore, payout under any goals other than Corporate will occur only if payout occurs for Corporate performance. On recommendation of the CEO and Committee, the Board has the discretion to authorize an
Individual       performance  payout   for     extraordinary
results on the part of a participant.


PAYMENT OF AWARD

Incentive awards under the Plan shall be made in cash by the Company to a participant who is an active employee (other than those who retire, die or become disabled during the plan year) as of December 31 of the year for which the award relates.

Awards under this Plan will be subject to the same withholding taxes as regular pay, and will be considered in the calculation of benefits under the Idaho Power Company Retirement Plan, and the Idaho Power Company Employee Savings Plan.


PLAN IS NOT A CONTRACT

No portion of the Plan is to be construed as a contract for compensation purposes nor for continued employment with Idaho Power Company or any of its subsidiaries.


CHANGE IN CONTROL

In the event of a change in control, as defined in the plan document for the Idaho Power Company Senior Management
Security Plan, the Committee with approval of the Board will have the prerogative to trigger payments at any time during the change of control period. The value of such awards, if any, shall be determined based upon results as of the trigger date.

EFFECTIVE DATE

The Plan shall become effective January 1, 2001, and if not terminated by action of the Board of Directors, shall expire
December 31, 2001.